UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 15, 2017

GenVec, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24469	23-2705690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Clopper Road

Suite 220N

Gaithersburg, Maryland 20878

(Address of principal executive offices, including zip code)

(240) 632-0740

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 15, 2017, GenVec, Inc. (“GenVec”) held a special meeting of shareholders (the “Special Meeting”). GenVec filed a Definitive Proxy Statement for the proposals voted upon at the Special Meeting with the SEC on May 12, 2017, including the proposal to adopt the Agreement and Plan of Merger, dated as of January 24, 2017, among GenVec, Intrexon GV Holding, Inc. (“Merger Sub”) and Intrexon Corporation (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into GenVec (the “Merger”). As described below, the Merger Agreement was adopted, and GenVec anticipates completion of the Merger and the other transactions contemplated by the Merger Agreement on or about June 16, 2017.

As of April 28, 2017, the record date for the Special Meeting, 2,273,632 shares of common stock of GenVec (“GenVec Common Stock”) were issued and outstanding and entitled to vote at the Special Meeting. A quorum of 1,276,211 shares of GenVec Common Stock, or approximately 56.13% of the total shares entitled to vote, were represented in person or by proxy at the Special Meeting. The number of votes cast for, against or withheld, as well as abstentions and broker non-votes, if applicable, with respect to each proposal is set out below:

Proposal No. 1—Adoption of the Merger Agreement.  The Merger Agreement was adopted.

For	Against	Abstain	Broker Non-Votes
1,218,493	50,676	7,042	0

Proposal No. 2—Approval on a non-binding basis of compensation payable to GenVec’s executive officers. The compensation payable was approved.

For	Against	Abstain	Broker Non-Votes
976,460	124,317	175,434	0

No other proposals were submitted at the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GenVec, Inc.

By:	/s/ Douglas J. Swirsky
	Name:	Douglas J. Swirsky
	Title:	President, Chief Executive Officer and Corporate Secretary

Date: June 15, 2017